Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 24, 2006 with respect to the financial statements of Emergent Product Development UK Limited included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-136622) and related Prospectus of Emergent BioSolutions Inc. for the registration of 5,750,000 shares of its Common stock and Series A junior participating preferred stock purchase rights.
/s/ Ernst & Young LLP
London, England
October 27, 2006